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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FRD Acquisition Co.:

     We consent to the use of our report dated February 9, 1996, except as to note 8 which is as of May 23, 1996, with respect to the combined statements of operations and net combined equity and cash flows of FRI-M, which includes FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc., and certain subsidiaries including those restaurants that make up the Family Restaurant Division and including the FRD Commissary for the year ended December 26, 1993 and the one month ended January 26, 1994 (Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (Successor Company) in the registration statement on Form S-1 of Advantica Restaurant Group, Inc. dated February 6, 1998 and to the reference to our firm under the heading "Experts" in the registration statement.

     As discussed in note 1 to the combined financial statements, Family Restaurants, Inc. commenced a Chapter 11 bankruptcy case on November 23, 1993, which was confirmed by the United States Bankruptcy Court for the District of Delaware on January 7, 1994. Accordingly, the combined financial statements have been prepared in conformity with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code."





KPMG PEAT MARWICK LLP

Orange County, California
February 6, 1998